UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2022

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36401	39-1975614
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1475 West 9000 South, Suite A West Jordan, Utah	84088
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (801) 566-6681

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value	SPWH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act: ☐

Item 1.01. Entry into a Material Definitive Agreement.

On May 27, 2022, Sportsman’s Warehouse, Inc. (“SWI”), a wholly owned subsidiary of Sportsman’s Warehouse Holdings, Inc. (the “Company”), as lead borrower, the Company and other subsidiaries of the Company, each as borrowers or guarantors, and Wells Fargo Bank, National Association (“Wells Fargo”), with a consortium of banks led by Wells Fargo, entered into an Amended and Restated Credit Agreement (as amended, restated, supplemented or otherwise modified, the “Amended Credit Agreement”). The Amended Credit Agreement amends and restates in its entirety that certain Amended and Restated Credit Agreement, dated as of May 23, 2018, by and among SWI, as lead borrower, and Wells Fargo, as lender, and the other parties listed on the signature pages thereto (as amended and supplemented, the “Prior Credit Agreement”). The Amended Credit Agreement, among other things, increased the maximum borrowing capacity under the senior secured revolving credit facility (“Revolving Line of Credit”) from $250.0 million to $350.0 million, subject to a borrowing base calculation, extended the maturity date from May 23, 2023 to May 27, 2027 and replaced LIBOR with Term SOFR as the benchmark interest rate and made certain conforming changes related thereto. As of May 27, 2022, the Company had $138,543 outstanding under the Revolving Line of Credit and stand-by commercial letters of credit of $1,967 under the terms of the Revolving Line of Credit.

Pursuant to the Amended Credit Agreement, borrowings under the Revolving Line of Credit will bear interest based on either the base rate or Term SOFR, at the Company’s option, in each case plus an applicable margin. The base rate is the greatest of (1) the floor rate (as defined in the credit agreement as a rate of interest equal to 0.0%) (2) Wells Fargo’s prime rate, (3) the federal funds rate (as defined in the Amended Credit Agreement) plus 0.50% or (4) the one-month Term SOFR (as defined in the Amended Credit Agreement) plus 1.00%. The applicable margin for loans under the revolving credit facility, which varies based on the average daily availability, ranges from 0.25% to 0.50% per year for base rate loans and from 1.35% to 1.60% per year for Term SOFR loans. The Company is required to pay a commitment fee for the unused portion of the revolving credit facility, which will range from 0.20% to 0.225% per annum, depending on the average daily availability under the Revolving Line of Credit

Each of the subsidiaries of the Company continues to be a borrower under the Revolving Line of Credit, and all obligations under the Revolving Line of Credit are guaranteed by the Company. All of the obligations under the Revolving Line of Credit are secured by a lien on substantially all of the Company’s tangible and intangible working capital assets and the tangible and intangible working capital assets of all of the Company’s subsidiaries. The lien securing the obligations under the Revolving Line of Credit is a first priority lien as to certain liquid assets, including cash, accounts receivable, deposit accounts and inventory. In addition, the Amended Credit Agreement contains provisions that enable Wells Fargo to require the Company to maintain a lock-box for the collection of all receipts.

SWI may be required to make mandatory prepayments under the Revolving Line of Credit in the event of a disposition of certain property or assets, in the event of receipt of certain insurance or condemnation proceeds, upon the issuance of certain debt or equity securities, upon the incurrence of certain indebtedness for borrowed money or upon the receipt of certain payments not received in the ordinary course of business.

The Amended Credit Agreement contains substantially the same affirmative and negative covenants as the Prior Credit Agreement. The Amended Credit Agreement also contains customary events of default for the Revolving Line of Credit.

The foregoing summary of the Amended Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended Credit Agreement, which is furnished hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.02. Results of Operations and Financial Condition.

On May 31, 2022, the Company issued a press release reporting its results of operations for the thirteen weeks ended April 30, 2022, a copy of which is furnished hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 2.02 and the related information in Exhibit 99.1 attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section and shall not be incorporated by reference into any filing of the

Company under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in any such filing.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet

Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

Exhibit 10.1.

First Amendment to Amended and Restated Credit Agreement, dated May 27, 2022, by and among Sportsman’s Warehouse, Inc., as lead borrower, the other borrowers and guarantors party thereto, Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto

Exhibit 99.1. Press Release, dated May 31, 2022

Exhibit 104. Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

By:	/s/ Jeff White
Name:	Jeff White
Title:	Secretary and Chief Financial Officer

Date: May 31, 2022